Exhibit I.A.(5)(l)

Royal Tandem Life Insurance Company	New York, New York

Change of Insured Rider This rider gives the owner the right to change the insured under this policy once each policy year as of a policy processing date.

Requirements for Change

We will change the insured under this policy if:

•       We are satisfied that under our rules the new insured qualifies in a standard underwriting class for the face amount of insurance determined below.

•       There is no assignment on file with us.

•       There is an insurable interest between the owner of this policy and the new insured.

•       The attained ages as of the effective date of change of the original and new insureds are not less than the minimum nor more than the maximum ages shown in Policy Schedule 2.

•       The new insured was born prior to the policy date of this policy.

•       The new insured is alive on the effective date of change.

•       The new face amount is not less than the minimum face amount for which we would then issue this policy based on the attained age of the new insured as of the effective date of change.

•       Any policy debt is repaid before the change goes into effect.

•       There has been no other change of insured under this policy during the current policy year.

Requesting A Change	The owner and the new insured must provide us with satisfactory notice at our Service Center and evidence of insurability for the new insured which is acceptable to us. If the request for change is approved by us, insurance on the new insured will take effect on the policy processing date on or next following the date of approval if the new insured is then living. This is the effective date of change.

Policy After Change

As of the effective date of change this policy will be changed as follows:

•       The issue date of this policy will be changed to the effective date of change.

•       The issue age for the new insured will be the new insured’s age as of the birthday nearest the policy date.

•       The guaranteed maximum cost of insurance rates will be those in effect on the policy date for a person with the same issue age, sex, and underwriting class as the new insured.

•       The policy values will change as follows:

(1)    The face amount will equal the face amount of this policy prior to the effective date of change.

(2)    The investment base and cash surrender value will equal the investment base and cash surrender value of this policy prior to the effective date of change, reduced by the change of insured charge shown in Policy Schedule 3.

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Policy After Change (Continued)

(3)    If the effective date of change is prior to the last scheduled premium due date shown in Policy Schedule 1:

(a)    Based on the face amount in (1) and the issue age and sex of the new insured, we will determine the scheduled premium and scheduled premium fixed base.

(b)    The fixed base will equal the fixed base of this policy prior to the effective date of change, reduced by the change of insured charge shown in Policy Schedule 3.

(c)    The owner must pay us an amount determined as follows:

(i)     We multiply the scheduled premium fixed base in (a) by 1.10.

(ii)    We subtract from (i) the cash surrender value in (2).

          If  the result is less than zero, we set it equal to zero.

        The  payment will be treated as an unscheduled premium payment as of the effective date of change.

(4)    If the effective date of change is after the last scheduled premium due date shown in Policy Schedule 1:

(a)    Based on the face amount in (1) and the issue age and sex of the new insured, we will determine the fixed base.

(b)    The scheduled premium fixed base will equal the fixed base in (a).

(c)    The owner must pay us an amount determined as follows:

(i)     We multiply the fixed base in (a) by 1.10.

(ii)    We subtract from (i) the cash surrender value in (2).

          If  the result is less than zero, we set it equal to zero.

        The  payment will be treated as an unscheduled premium payment as of the effective date of change except that it will not increase the fixed base.

(5)    The Variable Insurance Amount will reflect the change of insured and any unscheduled premium payment.

If the change takes effect, we will send the owner:

•     A confirmation that we have changed the insured under this policy; and

•     New Policy Schedule pages reflecting the changes above.

When This Rider Ends

This rider will end as soon as one of the following occurs:

•     The date we receive at our Service Center the owner’s written request to cancel this rider.

•     This policy is being continued under any cash value benefit other than the variable extended term insurance option.

•     The date this policy terminates.

This rider is part of the policy to which it’s attached.

	“Signature Appears Here” Secretary	“Signature Appears Here” President
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